STIPULATION OF SETTLEMENT AND COMPROMISE OF ALL CLAIMS

                                      AMONG

                            INTEGRAMED AMERICA, INC.

                                       AND

             ASSISTED REPRODUCTIVE TECHNOLOGIES, P.C., d/b/aMAINLINE REPRODUCTIVE SCIENCE CENTER, REPRODUCTIVE DIAGNOSTICS, ABRAHAM MUNABI, M.D., REPRODUCTIVE SCIENCE CENTER OF
             SUBURBAN PHILADELPHIA


         THIS STIPULATION AND SETTLEMENT AGREEMENT dated July 1, 1998 ["Agreement"], by and among (1) IntegraMed America, Inc., a Delaware corporation with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ["INMD"]; and (2) Assisted Reproductive Technologies, P.C. d/b/a
Reproductive Science Center of Greater Philadelphia ("ART") and Reproductive Science Center of Suburban Philadelphia ("PC"), both Pennsylvania professional corporations with their principal place of business at 950 West Valley Road, Suite 2401, Wayne Pennsylvania 19087, and Reproductive Diagnostics, Incorporated ("RDI") [RDI and ART collectively known as the "Companies"] and Dr. Abraham Munabi ("Munabi")

                                 R E C I T A L S

         WHEREAS, Companies and INMD are parties to a Management Agreement dated May 15, 1995 ["Management Agreement"]; and

         WHEREAS, for the purposes of this Stipulation and Settlement Agreement ["Agreement"], the Companies, PC and INMD accept and adopt the defined terms and definitions contained in the Management Agreement; and

         WHEREAS, the Companies and INMD are parties to an Asset Purchase Agreement dated May 15, 1995; and

         WHEREAS, pursuant to such Management Agreement, the Companies, Munabi and INMD have operated a program providing Infertility Services (as such term is defined in ss. 1.7 of the Management Agreement) and known as "Reproductive Science Center of Greater Philadelphia" [hereinafter "Program"]; and

         WHEREAS the Program was part of the INMD Reproductive Science Center Division, which consists of a national network of similar Programs; and

         WHEREAS, pursuant to the Asset Purchase Agreement, INMD purchased all of the assets of the Companies and, on this date, is the record tenant of the office and laboratory space of the Program, the owner and/or lessee of all equipment, fixtures and fixed assets and the employer of all personnel at the Program with the exception of physicians; and

         WHEREAS, pursuant to the Asset Purchase Agreement and the Management Agreement, INMD was to make certain payments, over the term of the Management Agreement, for the Exclusive Management Right ["RTM Payments"];and

         WHEREAS, pursuant to the Management Agreement, INMD made certain Advances to the Companies, which Advances were to be repaid by the Companies to INMD; and

         WHEREAS, Munabi and ART were parties to a Physician Employment Agreement dated May 15, 1995, pursuant to which Munabi was the medical director of the Program and obligated to enforce said Management Agreement;

         WHEREAS, certain disputes have arisen between and among the parties to this Agreement in which the parties have mutually served Notices of Termination and claimed breaches of the various agreements; and

         WHEREAS, the parties desire to effectuate a termination of the Management Agreement in an orderly fashion, so as to insure the quality of Infertility Services at the Program, and to settle and compromise all their disputes in order to avoid the expense and the uncertainty of litigation.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Termination of Agreements. INMD and the Companies hereby terminate the Asset Purchase Agreement and the Management Agreements, effective July 1, 1998 and, except for the rights and obligations contained in this Agreement, all parties are discharged from any obligations under the Asset Purchase or Management Agreements, including but not limited to the repayment of Advances, payment of RTM payments, and covenants not to compete, it being the intention of the parties to accelerate all RTM payments and apply those accelerated payments to repay Advances and discharge any remaining Advances' balance.

2. General Releases. IntegraMed, on the one hand, and the Companies, the PC and Munabi, on the other hand, hereby release and forever discharge one another (including their subsidiaries, affiliates, successors, assigns, agents, officers, directors and employees) from any and all claims, suits, demands, debts, causes of action, liabilities, indemnities, obligations, costs, losses, damages and expenses of whatsoever kind or nature, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, including but not limited to those arising out of the Management Agreement, Asset Purchase Agreement and Physician Employment Agreement, arising from the first day of the world until the date of this Settlement Agreement.

3. Continuation of the Program and Withdrawal of INMD. (a) The parties acknowledge and agree that the Program shall, commencing July 1, 1998, be operated solely by Munabi, PC and the Companies, and that INMD shall withdraw (except for the INMD Representative detailed in paragraph 11 hereof) and cease to offer any management, administrative or support services to the Program.

         (b) Employees. Effective July 1, 1998, at the opening of business, INMD shall terminate the employment of all its employees located at the Program (other than the INMD Representative referred to in paragraph
         11) and the Companies or the PC shall hire such employees.

         (c) Insurances. Effective July 1, 1998, INMD shall cancel the general liability insurance policy in effect for the Companies and the Program Premises [as defined in paragraph 7(c)] and shall cancel the professional liability insurance policy in effect for the Companies' and PC's staff (including Munabi). Munabi covenants and warrants that the PC and Munabi have had professional liability insurance. in an amount of no less than $1 million per claim/$3 million in the aggregate, since June 24, 1998 and that the Companies and Munabi shall provide INMD, proof of such insurance, and proof of general liability insurance for the Program Premises no later than July 8, 1998. The Munabi/Companies/PC obligation to provide proof of such insurance shall continue annually (on the anniversary date of the first proof) until and unless the Payment Price, as defined in paragraph 5 hereof, has been fully paid to INMD. Munabi hereby acknowledges and agrees that any and all health and/or disability benefits provided by INMD shall cease on July 1, 1998.

         (d) Notification of Patients. Munabi, the Companies and PC shall notify patients of the Program, on or before July 10, 1998, that he and the Companies/PC are no longer affiliated with INMD. The form and content of such notification shall be previously approved by INMD, such approval not to be unreasonably withheld.

         (e)  Biological Materials.

                  (i) The Companies, PC and Munabi, hereby acknowledge and agree that, at all times during the time period of the Management Agreement, and at all times hereafter, the Companies, Munabi and/or PC have solely been the rightful custodian of all biological materials, including but not limited to sperm, oocytes and embryos (cryopreserved or fresh)["Biological Materials"] and that they shall continue to preserve and protect such Biological Materials as are in their custody.

                  (ii) The Companies and PC shall provide INMD with a list of all patients who (1) have cryopreserved biological materials in storage at the Program as of July 1, 1998, and (2) who have had cryopreserved biological materials in storage at the Program from May 15, 1995 through July 1, 1998, together with information as to and the date as to when storage ceased.

                  (iii) The Companies/PC shall indemnify, defend and hold harmless INMD against any claims arising out of the custody or storage of Biological Materials on or after July 1, 1998.

         (f) Removal of Proprietary Information. INMD shall remove from the Program Premises any and all copies of proprietary information, as listed on Schedule A annexed hereto, and the Companies, Munabi and PC hereby covenant not to copy or utilize any consents, procedure or policy manuals or proprietary information henceforth in operation of the Program.

         (g) Billing Cooperation. INMD shall leave at the Program any and all documentation and equipment necessary for the Program to bill for unbilled Infertility Services and to collect outstanding amounts. This shall include data stored in the computer system at the Program. INMD's corporate staff, with the exception of the INMD Representative described in paragraph 11, shall no longer have modem or network access to the Companies/PC's computers at the Program.

4. Change of name. On or before March 31, 1999, ART, Munabi, PC or any PC, fictitious name and/or business entity through which Munabi shall practice medicine, shall cease and desist from utilizing any corporate name and/or any fictitious name under which each or any may trade, that includes the phrase "Reproductive Science Center" and shall cease and desist from using any marketing materials that include the name "Reproductive Science Center".

5. Payment Price for INMD Withdrawal. In consideration of the termination of the Management Agreement and Asset Purchase Agreement and for the withdrawal of INMD from the Program as described above at paragraph 4, PC shall pay the following to INMD:

         (a) The Asset Price as delineated in paragraph 7 below; and

         (b) An amount ("June Net Costs") equal to the difference between (1) the Costs of Services (as defined in Section 2.1 of the Management Agreement) actually incurred by INMD in the operation of the Program during the time period June 1 through June 30, 1998; and (2) INMD's Severance Cost, such term being defined as the costs and expenses that INMD would have incurred had it terminated all of its employees at the Program on July 1, 1998. The parties agree that INMD and PC's agent, Cogen & Sklar, shall, in good faith, agree on the foregoing Costs of Services and Severance Costs, no later than July 15, 1998, and that INMD shall provide appropriate backup information and documentation to support the calculation thereof.

         The parties hereto agree that items (a) and (b), in the aggregate, represent the total "Payment Price" for the assets and withdrawal of INMD.

6. Payment of Payment Price and Covenant by Munabi. Munabi hereby covenants and represents that the obligation for payment of the Payment Price is that of the PC, which is the current professional corporation through which he practices medicine. He hereby covenants and represents that if, at any time prior to the full payment of the Payment Price, he should establish another professional corporation or entity through which he shall practice medicine, he shall do so only if such PC and/or sole proprietorship or business entity expressly assumes the obligations of the Payment Price and the obligations of this Agreement.

7. Purchase of Assets. The PC shall purchase the tangible assets (a tentative schedule of such assets being here attached as Schedule B) at a Closing ("Closing") to occur at a mutually convenient date on or before July 30, 1998. The documents to be exchanged at such closing shall be held in escrow by the law firm of Ledy-Gurren & Blumenstock, LLP ["LG&B"], 230 Park Avenue, New York, New York, until the first installment of the Payment Price has been paid.

         (a) The parties agree that the PC and IntegraMed shall agree, in good faith, on the accuracy of such schedule on or before July 15, 1998.

         (b) The purchase price for such assets shall be the net book value thereof ("Asset Price") and the parties agree to utilize Schedule B attached hereto as a starting point, and to come to an agreement, in good faith,as to the net book value of such assets. Such agreement shall occur on or before July 15, 1998.

         (c) The PC shall assume, as of July 1, 1998, the lease for the office space of the Program located in Wayne, PA ("Program Premises") and shall indemnify INMD against any claims for rent or payments thereunder made by the Landlord.

         (d) The PC shall assume the leases,as of July 1, 1998, for any and all medical and/or office equipment located at the Program Premises and shall indemnify INMD against any claims for rent or payments thereunder made by the Lessors thereof.

8.       Payment of Payment Price. The Payment Price shall be paid as follows:

         (a). a down payment equal to 10% thereof ["Downpayment"], payable on September 1, 1998.

         (b). the balance thereof due in 16 quarterly payments, with the first quarterly payment due on December 1, 1998. The quarterly payments for the first two years ("Year 1" and "Year 2") shall be eight equal payments which, together with the Downpayment shall, in the aggregate, be in an amount equal to 40% of the total Payment Price, and those for the last 2 years ("Year 3" and "Year 4") shall be eight equal payments which, in the aggregate, shall be in an amount equal to 60% of the total Payment Price.

         (c). Interest shall accrue on the Payment Price as of September 1, 1998 at a rate equal to the lesser of INMD's cost of funds (as of September 1, 1998) or the "Prime Rate" (as of September 1, 1998) as the same shall be published in The Wall Street Journal on September 2, 1998) (hereafter, the "Interest Rate").

         (d) In the event that the Payment Price is fully repaid prior to the end of Year 4, the PC shall be entitled to a discount on the remaining balance, as of the date of such pre-payment, in an amount equal to the then remaining balance of the Payment Price multiplied by the Interest Rate.

         (e) The payment schedule detailed in sections (a) through (d) above is specifically subject to paragraph 12 below.

9.       Security. The Payment Price shall be secured as follows:

         (a) PC shall, at Closing, grant and deliver to INMD, a security interest, in proper form suitable for filing pursuant to the Uniform Commercial Code, in the Assets, such security interest to be operative from the period beginning at the Closing and ending on September 1, 2000 and to secure the payments of Years 1 and 2; and

         (b) Munabi's shall, at Closing, deliver to INMD, his personal guaranty, in mutually acceptable form (the parties to use good faith in agreeing to such form) for the payment of the amounts that shall become payable in Years 3 and 4.

         (c) The securities granted hereunder shall be fully operative and subject to paragraph 12 below.

10. Right to Accounts Receivable. The parties hereby acknowledge and agree that, during the operation of the Program, certain accounts receivable were, and shall continue to be, generated. For the purposes of this Agreement, accounts receivable are deemed generated on the date that the medical or laboratory service or treatment is provided to a patient, irrespective of the date (before or after treatment) that payment is actually received. The parties hereby agree and acknowledge the following rights and interests in accounts receivable of the

         Program, it being understood and agreed that any "unapplied payments" (that is, payments as to which, after reasonable inquiry, it is not possible to determine which medical or laboratory service it relates
         to) made by patients and/or payors shall be prorated, between May and June Receivables, based on the percentage of May and June Receivables contained in the entire outstanding balance of the patient at the time of the receipt of the unapplied payment.

         (a) Any and all accounts receivable generated on or prior to May 31, 1998 ("May Receivables") are the sole property of INMD, whether payment therefor has, or in the future is, received by INMD, the Companies, the PC and/or Munabi.

         (b) Any and all accounts receivable generated on and after June 1, 1998 ("June Receivables") are the sole property of the Companies and the PC, whether payment therefor has been, or in the future is, received by any or all of INMD, the Companies, the PC and/or Munabi.

         (c) The Companies, PC and Munabi shall provide to INMD a full accounting of payments received by them since June 1, 1998 ["PC Receipts"], estimated at approximately $20,000 (twenty thousand dollars), by providing all bank statements and records of the PC and/or Munabi relating to such monies and identifying the patient names, amounts paid and procedures performed and the date thereof, so that INMD may identify such amounts as May Receivables or June Receivables, or a combination thereof. It is understood and agreed that such bank records will reveal a deposit of $3300 (thirty-three hundred dollars) to the PC account which represents the personal money of Munabi.

         (d) INMD shall provide a full accounting to the PC of the amount "swept" by INMD on or about June 18, 1998, estimated at approximately $118,000 ["Swept Money"], by identifying the patient names, amounts paid and date of medical treatment performed, so that PC can identify such amounts as May Receivables or June Receivables, or a combination thereof. Further, INMD shall provide a full accounting, in the same manner, to the PC of any amount "swept" by INMD on or after June 1, 1998.

         (e) In the event there arises a dispute between INMD and PC as to the nature and character of the PC Receipts or Swept Money (as May or June Receivables), the parties shall first rely on the date the service was rendered, as shown on the computer records generated by INMD. PC shall have the burden of proving such records erroneous by supplying copies of the patient medical records.

         (f) Escrow monies. Munabi, the PC and the Companies shall promptly, and no later than July 6, deliver the PC Receipts to LG&B, to be held in an attorney escrow account (non-interest bearing). The parties shall agree, in good faith, on the division of such PC Receipts no later than July 10, 1998. LG&B shall fax notice of the proposed distribution to PC or INMD, as the case shall be, and shall distribute such escrow money, at the conclusion of the next business day, in accordance with such notice unless the PC counsel or INMD notifies LG&B of an intention to arbitrate a disagreement with the terms of said proposed distribution.

         INMD shall promptly, and no later than July 6, deliver the Swept Money to LG&B, to be held in an attorney escrow account (non-interest bearing). The parties shall agree, in good faith, on the division of such Swept Money by July 10, 1998. LG&B shall fax notice of the proposed distribution to PC or INMD, as the case shall be, and shall distribute such escrow money, at the conclusion of the next business day, in accordance with such notice, unless the PC counsel or INMD notifies LG&B of an intention to arbitrate a disagreement with the terms of said proposed distribution.

11. Collection of Accounts Receivable. A representative of INMD (of INMD's choosing) (the "INMD Representative") shall be on the Program Premises for up to and including 120 days, beginning July 1, 1998, in order to oversee and make efforts for the collection of the accounts receivable of the Program and the PC. Such collection shall be jointly supervised and conducted by the INMD Representative and a representative of the Companies/PC designated by Munabi (the "Companies Representative"). The INMD and Companies Representatives shall have joint and simultaneous access to the PC's P.O. Box at the Southeastern PA Post Office in Wayne, PA. and shall have full and complete access to any and all billing information, data and computer information necessary to process, record and document payment of such accounts receivable. The INMD Representative and the Companies Representative shall, jointly and in good faith, allocate any and all monies received as being either May Receivables or June Receivables. INMD and the PC shall, in good faith, insure that the June Receivables are paid to the PC and the May Receivables are paid to INMD. The PC and Munabi hereby covenant to cooperate with the INMD Representative in his/her efforts to collect May Receivables and agree not to interfere, by omission or commission, with that effort. In the event that there is a dispute between the Companies' Representative and the IntegraMed Representative concerning whether monies received constitute a May Receivable or a June Receivable, the parties shall first rely on the date of the service rendered, as shown in the computer records generated by INMD and, if the Companies' representative disagrees with such records, he/she shall produce the patient's records. If the parties cannot, in good faith, agree to the allocation on the basis of such records, such collections shall be put in escrow until the matter is determined by arbitration or agreement.

12. Acceleration. The Payment Price shall be accelerated and become immediately due and payable on the occurrence of any of the following::
         (1) Munabi sells his reproductive science practice, or a greater than 49% interest therein; or (2) if Munabi, the Companies or the PC interfere in the collection of the accounts receivable, as the same is described in Paragraph 11 above; or (3) if a payment is not made within fifteen (15) days after written notice by INMD of a default in payment, sent by certified mail to the PC.

13. Waiver of Further Walter Reed Payments. The parties acknowledge agree that, during the operation of the Management Agreement, Munabi has received monthly payments, in the nature of a "finder's fee" arising out of INMD's management agreement with the U.S. Defense Department and Walter Reed Hospital. Munabi hereby waives any and all future payment or claim of any nature, to such monies or any interest in said management agreement or renewal thereof.

14. Cooperation. In the event of any claims, suits or governmental investigations, arising out of or relating to the Program, in which INMD, Munabi, the Companies and/or the PC shall be named or involved, whether or not pending during the term of the Management Agreement, the parties hereto agree to fully cooperate with each other in the defense of such suit, claim or investigation. Such cooperation shall include, by way of example but not limitation, meeting with defense counsel, the production of any documents in their possession for review, participation in discovery or an investigation by an insurer, response to subpoenae and the coordination of any individual defenses with counsel for all parties. Munabi, the Companies and the PC shall, as soon as practicable, deliver to INMD copies of any summonses, complaints, suit letters, subpoenae or legal papers of any kind, served upon them or their attorneys. This obligation to cooperate shall survive the satisfaction of any payment obligations hereunder, or the termination of this Agreement for whatever reason, and nothing in this paragraph shall obligate the parties to pay any legal fees incurred by the other.

15. Non-Disparagement and Confidentiality. The parties acknowledge that this Agreement represents a fully consensual and amicable separation of interests and that, hereafter, each party covenants that, in communicating with third parties, they shall not, by action or word, defame, criticize or condemn the actions, conduct or motives of the other. Each party recognizes that this covenant represents a material obligation of both parties under this Agreement, the breach of which may impact adversely on the business interests of the non-breaching party. The parties further covenant that they shall keep the terms of this Agreement confidential, except to the extent necessary to enforce the terms hereof.

16. Additional Agreements. The parties anticipate that it will be necessary to prepare various documents (including but not limited to "Bill of Sale", security agreement and guaranty) to effectuate the intent of this Agreement. They shall agree in good faith on the terms of such documents. In addition, the parties shall cooperate in good faith to carry out the provisions of this Agreement and the intent thereof, and shall deliver the necessary documents to effectuate the intention of this Agreement.

17. Arbitration. Any dispute arising out of or relating to this Agreement, or the obligations of the parties to each other, shall be settled by arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association and judgement upon such award rendered by the arbitrator shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. The arbitrator shall be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association who is approved by both Munabi and INMD. In the absence of such approval, Dr. Munabi and INMD each shall designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and the two persons so designated shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. The arbitration shall be held in Philadelphia, PA. Except as otherwise provided herein, the costs and expenses of the two individuals who shall have selected the arbitrator and of the arbitrator shall be paid by the losing party (who shall be specifically designated as such by the arbitrator as part of his or her judgment). Notwithstanding the foregoing, the parties shall be entitled to obtain an injunction, temporary restraining order or other equitable relief from a court of competent jurisdiction.

18. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to rules of conflicts of laws.

19. Amendment. No modification, amendment or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties.

20. No assignment or delegation of this Agreement or the rights and obligations hereunder shall be valid without the specific consent of all parties.

21. No consent or waiver, express or implied, by either party hereto, of any breach or default by the other party in the performance by the other of its obligations hereunder, shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

22. Any notices, requests, demands and other communications provided for in this Agreement as required among the parties in connection with the Agreement shall be in writing and shall be deemed to have been given at the time when mailed at any United States Post Office via register or certified mail, prepaid, or sent by overnight delivery services, addressed to the party at the address set forth below or such other addresses as such party may designate by notice:

         To PC, Companies and/or Munabi:
         Abraham Munabi, M.D.
         950 West Valley Road
         Suite 2401
         Wayne, Pennsylvania 19087

         To IntegraMed America, Inc:

         Donald S. Wood, Ph.D.
         Chief Operating Officer
         Integramed America, Inc.
         One Manhattanville Road
         Purchase, New York 10577

IN WITNESS WHEREOF, the parties have set their hands hereunto this 1st day of July 1998.


INTEGRAMED AMERICA,INC.                              ART


By:   /s/Donald S. Wood                    By:    /s/Abraham Munabi
      -----------------------                     ----------------------
         Donald S. Wood, Ph.D.                       Abraham Munabi, M.D.
         Title: Chief Operating Officer       Title: President


RDI                                           REPRODUCTIVE SCIENCE CENTER
                                              OF SUBURBAN PHILADELPHIA



By:      /s/Abraham Munabi                    By:    /s/Abraham Munabi
         -------------------                         --------------------
         Abraham Munabi, M.D.                        Abraham Munabi,M.D.
         Title: President                     Title: President


/s/Abraham Munabi
--------------------------------------
Abraham Munabi, M.D.